EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

Neenah Paper Reports 2007 Fourth Quarter and Full Year Results

ALPHARETTA, GEORGIA – March 12, 2008 (NYSE:NP) – Neenah Paper, Inc. today reported income from continuing operations for the fourth quarter 2007 of $2.9 million, or $0.19 per diluted common share, compared with income from continuing operations of $3.2 million, or $0.21 per diluted common share, for the fourth quarter of 2006. Consolidated net income in the fourth quarter of 2007 included an after-tax charge of $3.2 million, or $0.21 per diluted common share, to recognize settlement costs for litigation related to Terrace Bay retiree benefits.

Consolidated net sales of $256 million in the fourth quarter of 2007 increased 44 percent compared with the fourth quarter of 2006. Operating income of $11.6 million in the fourth quarter of 2007 included a $5.2 million pre-tax charge for the Terrace Bay litigation settlement discussed above, and was 29 percent ahead of the $9.0 million reported in the fourth quarter of 2006. While operating income significantly exceeded prior year levels, net income from continuing operations was lower due to increased tax expense.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer said, “Overall, we saw significant change in Neenah Paper over the past year as we gained scale through acquisitions that expanded both our capabilities and our product portfolio and provided us a more global platform. Fourth quarter results continued to reflect increasing raw material and energy prices, however, the selling price increases we implemented in the fourth quarter and early this year are helping to offset such cost increases. While the quarter also included expenses in Fine Paper for the integration of Fox River, these costs are now largely complete and will allow us to realize benefits going forward. Pulp operations also performed very well, setting all-time productivity records that helped to improve costs and volume growth. Our balance sheet and cash flows remain strong, giving us adequate liquidity and flexibility, and in the fourth quarter we used available free cash flows to pay down debt for the third consecutive quarter.”

Fine Paper fourth quarter 2007 net sales of $95.3 million increased 74 percent, from $54.7 million last year, primarily due to higher volumes from the acquisition of Fox River. Operating income was $11.7 million in the fourth quarter of 2007, compared to $12.3 million in the fourth quarter of 2006. While increased costs, primarily for fiber, were largely offset by higher selling prices, profits in the current quarter included approximately $2 million of costs related to the Fox River integration including the transition to a new consolidated distribution center in Wisconsin.

Technical Products net sales were $97.7 million in the fourth quarter of 2007, an 18 percent increase compared to $82.8 million reported in the same period last year. The increase in sales was primarily due to volume growth in tape, transportation filtration, image transfer and wall covering, as well as currency translation, increased selling prices and a higher value sales mix. Operating income for the fourth quarter of 2007 was $2.6 million, down from $3.4 million in the fourth quarter of 2006. The lower profits reflected higher manufacturing costs due to increased raw material prices, energy costs and less efficient operations. Mill operating schedules were reduced due to volume reductions in selected lower margin grades and to control inventories in response to slowing demand in certain product categories. In addition, 2007 reflected higher initial costs following the start-up of new assets in Germany.

Pulp net sales in the fourth quarter of 2007 were $62.8 million, an increase of almost 60 percent from $39.9 million in the same period of 2006. Sales grew as a result of a 43 percent increase in volumes compared to an unusually low prior year period, higher selling prices, and the absence of pulp hedging losses in 2007. These hedging losses reduced sales and profits by about $5 million in the fourth quarter of 2006. Including the $5.2 million pre-tax charge for settlement of the Terrace Bay litigation, operating income for pulp was $0.6 million in the fourth quarter of 2007, compared with an operating loss of $3.4 million in the same quarter in 2006. The increase in operating income resulted from higher volumes and selling prices and the absence of pulp hedge losses in 2007, as well as record mill productivity and lower costs in comparison to a 2006 period which included an annual mill maintenance shutdown. These items together offset the negative impacts from a stronger Canadian dollar and increased fiber costs.

Consolidated selling, general and administrative (SG&A) expense was $22.1 million in the fourth quarter of 2007 compared to $16.9 million in the fourth quarter of 2006. Higher levels of SG&A in 2007 were due to added expenses of acquired companies. As a percentage of net sales, SG&A expense declined from 9.5 percent in the fourth quarter of 2006 to 8.6 percent in the fourth quarter of 2007. Net interest expense of $6.2 million in the fourth quarter of 2007 increased from $5.1 million in the fourth quarter of 2006 as a result of additional borrowings to finance acquisitions. Tax rates for the fourth quarter were 46 percent in 2007 and 18 percent rate in 2006. Both periods included adjustments to reflect the final mix of income between segments and 2007 included other adjustments resulting in a normalized full year rate of 29 percent, compared with 37 percent for 2006.

Discontinued Operations

The Company’s Terrace Bay pulp and woodlands operations, excluding certain post-retirement obligations, were transferred to Terrace Bay Pulp Inc. and Eagle Logging Inc. in August 2006. Results from Terrace Bay have been classified as discontinued operations for all periods presented. Losses for discontinued operations in the fourth quarter of 2007 were $25.4 million, primarily due to a non-cash after-tax charge of $23.9 million for final settlement of the Ontario pension plan. No additional cash funding was required with this settlement. In the fourth quarter of 2006, there was a loss of $0.5 million, net of taxes, from discontinued operations.

Full Year 2007 Results

Consolidated net sales were $990.5 million in 2007 and $594.3 million in 2006. The increase in revenues in 2007 resulted from the acquisitions of Neenah Germany and Fox River Paper Company as well as higher selling prices in all product segments. Operating income was $66.9 million in 2007 and $168.4 million in 2006, while earnings from continuing operations were $2.50 per diluted common share in 2007, compared to $6.43 per diluted common share in the prior year.

Earnings in 2007 and 2006 included income of $0.25 and $5.22 per diluted common share, respectively, related to the Company’s sale of timberlands in June 2006. Earnings in 2007 also included $0.58 per diluted common share for a reduction in deferred tax expense following a change in German statutory tax rates enacted in 2007. These items were partly offset by the $0.21 per diluted share charge for settlement of Terrace Bay retiree benefits litigation previously mentioned. Excluding these items, adjusted earnings per diluted common share from continuing operations in 2007 increased 55 percent to $1.88 in 2007 from $1.21 in 2006. The increased adjusted earnings in 2007 were as a result of added income from acquired businesses, higher pulp earnings, an improved Technical Products mix and a lower consolidated tax rate. Adjusted earnings is a non-GAAP measure and is reconciled to GAAP per share earnings below and in a detailed table at the end of this release.

	2007	2006
Earnings per Share, continuing operations	$2.50	$6.43

Gains on Sale of Timberlands	(0.25)	(5.22)
Terrace Bay Litigation Settlement Expense	0.21	—
Reduced Deferred Tax Expense due to tax law change	(0.58)	—

Adjusted Earnings per Share, continuing operations	$1.88	$1.21

Discontinued Operations

Losses from discontinued operations were $1.83 per diluted common share in 2007 and $2.22 per diluted common share in 2006. Losses in 2007 included a charge of $1.58 per share for final settlement of the Ontario pension plan. Losses in 2006 included charges of $1.10 per share for partial settlement of the Ontario pension plan, plus a charge of $0.27 per share related to the disposal of the Terrace Bay mill in August 2006.

Outlook

The Company indicated the following additional items may influence 2008 results or comparisons with 2007:

•              First quarter 2008 will include an added two months for Fox River, which was acquired in March 2007. Additional synergies from the acquisition are expected in 2008 and integration costs of approximately $5 million in 2007 are not expected to be repeated.

•              Approximately $7 million of gains on Canadian currency hedges were recognized in 2007. Minimal hedges are in place for 2008.

•              Lower German statutory rates are expected to reduce the 2008 consolidated tax rate three percentage points below the 2007 normalized rate of 29 percent.

•              Capital spending is expected to be approximately $45 million in 2008, including an estimated $7 million for Fox River integration and ERP implementation.

CONFERENCE CALL

Neenah Paper will hold a conference call to discuss fourth quarter earnings and other matters of interest at 11 a.m. (Eastern) on Thursday, March 13. The call will be simultaneously broadcast via the internet, and stockholders and other interested parties are invited to listen to the live broadcast or participate in the call by following the instructions set out in the Investor Relations section of the company’s Web site (www.neenah.com). A copy of the press release and related financial information is also posted on the site, and a replay of the call will be available at the site through March 31.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and printing papers. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and a pulp mill and related timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S. dollar/Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to realize anticipated cost savings, and the successful integrations of the former Fox River business and Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2007	2006	2007	2006
Net Sales	$255.8	$177.2	$990.5	$594.3
Cost of products sold	225.1	154.8	852.9	502.3
Gross Profit	30.7	22.4	137.6	92.0
Selling, general and administrative expenses	22.1	16.9	82.4	56.9
Gain on sale of woodlands	(1.7)	(1.4)	(6.2)	(125.5)
Other income - net	(1.3)	(2.1)	(5.5)	(7.8)
Operating Income	11.6	9.0	66.9	168.4
Interest expense-net	6.2	5.1	25.1	16.5
Income From Continuing Operations Before Income Taxes	5.4	3.9	41.8	151.9
Provision for income taxes	2.5	0.7	3.9	56.5
Income From Continuing Operations	2.9	3.2	37.9	95.4
Loss From Discontinued Operations, net of taxes	(25.4)	(0.5)	(27.7)	(32.9)
Net Income (Loss)	$(22.5)	$2.7	$10.2	$62.5

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.19	$0.22	$2.55	$6.46
Discontinued Operations	(1.70)	(0.04)	(1.86)	(2.23)
Basic	$(1.51)	$0.18	$0.69	$4.24

Diluted
Continuing Operations	$0.19	$0.21	$2.50	$6.43
Discontinued Operations	(1.68)	(0.03)	(1.83)	(2.22)
Diluted	$(1.49)	$0.18	$0.67	$4.21

Weighted Average Common
Shares Outstanding (000s)
Basic	14,933	14,775	14,874	14,757

Diluted	15,135	14,912	15,141	14,847

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

Reconciliation of Non-GAAP Disclosure Items

(In millions, except per share data)

Reconciliation of earnings per share to adjusted earnings per share:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2007	2006	2007	2006
Income From Continuing Operations	$2.9	$3.2	$37.9	$95.4
Add (subtract):
Gain on sale of woodlands	(1.7)	(1.4)	(6.2)	(125.5)
Income tax provision	0.7	0.5	2.4	48.0
After-tax gain on sale	(1.0)	(0.9)	(3.8)	(77.5)

Employee benefits litigation settlement	5.2	—	5.2	—
Income tax provision	(2.0)	—	(2.0)	—
After-tax loss on litigation settlement	3.2	—	3.2	—
Tax benefit of change in German statutory tax rates	0.1	—	(8.8)	—

Total adjustment	2.3	(0.9)	(9.4)	(77.5)
Income from continuing operations adjusted for after-tax restructuring gain on woodlands sale, after-tax loss on litigation settlement and benefit of change in German statutory tax rates	$5.2	$2.3	$28.5	$17.9

Earnings From Continuing Operations Per Diluted Common Share	$0.19	$0.21	$2.50	$6.43
Add (subtract):
After-tax gain on sale of woodlands	(0.07)	(0.06)	(0.25)	(5.22)
After tax loss on litigation settlement	0.21	—	0.21	—
Tax benefit of change in German statutory tax rates	0.01	—	(0.58)	—

Earnings from continuing operations per diluted common share adjusted for after-tax restructuring gain on woodlands sale, after-tax loss on litigation settlement and benefit of change in German statutory tax rates	$0.34	$0.15	$1.88	$1.21

Notes:

In accordance with generally accepted accounting principles in the United States (“GAAP”), reported income from continuing operations and earnings from continuing operations per diluted share include the after-tax effects of unusual and non-recurring items. We believe that by adjusting such reported amounts to exclude the effects of unusual and non-recurring items, the resulting adjusted operating income, adjusted net income and adjusted earnings per share are on a basis that reflects the results of our ongoing operations. Adjusted income from continuing operations and adjusted earnings from continuing operations per share are not recognized terms under GAAP and should not be considered in isolation or as a substitute for income from continuing operations, earnings from continuing operations per diluted share or any other performance measures derived in accordance with GAAP. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to their measures.

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In millions)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2007	2006	2007	2006
Business Segment Data
Net Sales:
Fine Paper	$95.3	$54.7	$366.5	$223.9
Technical Products	97.7	82.8	400.8	183.1
Pulp	62.8	39.9	223.5	189.3
Intersegment Sales	—	(0.2)	(0.3)	(2.0)
Consolidated Total	$255.8	$177.2	$990.5	$594.3

Operating Income:
Fine Paper	$11.7	$12.3	$46.6	$56.2
Technical Products	2.6	3.4	24.7	9.2
Pulp	0.6	(3.4)	9.2	115.8
Unallocated corporate expenses	(3.3)	(3.3)	(13.6)	(12.8)
Consolidated Total	$11.6	$9.0	$66.9	$168.4

	December 31,
	2007	2006
Balance Sheet Data
Cash and Cash Equivalents	$2.4	$1.6
Working Capital, net of cash(1)	128.8	92.6
Total Debt	332.1	283.6
Stockholders’ Equity	288.0	184.9
Total Assets	932.8	744.7

	For the Years Ended December 31,
	2007	2006
Cash Flow Data
Cash Provided By Operating Activities	$69.5	$65.8
Depreciation and amortization	45.3	30.2
Amortization of stock-based compensation	6.4	5.8
Capital expenditures	58.3	25.1
Pension contributions(2)	10.1	24.2

Notes:

(1)   Working capital, net of cash—consists of all current assets and current liabilities, net of cash and debt payable within one year.

(2)   Cash contributions to pension trusts, including $10.8 million in August 2006 for partial settlement of the Ontario, Canada defined benefit pension plan.